Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Investor Relations
https://ir.cedarfair.com	Michael Russell, 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 THIRD QUARTER
•Enhances liquidity position through successful $300 million notes offering
•Amends credit facility, extending covenant waiver and covenant modification periods by an additional year
•Reaches agreement to extend maturity on $300 million of revolving credit facilities through December 31, 2023
SANDUSKY, Ohio (Nov. 4, 2020) -- Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for its third quarter ended Sept. 27, 2020.
“Despite the ongoing challenges of the pandemic, we continue to take positive steps to bridge the crisis and position the Company for a return to historical performance levels as quickly as possible,” said Cedar Fair President and CEO Richard A. Zimmerman. “While operations continue to be challenged, we are very pleased with how demand trends have continued to improve at the parks that have reopened, and we are encouraged by the learnings and momentum we’ve gained heading into 2021. Attendance has progressed from a range of 20% to 25% of comparable prior year levels upon the initial reopening of parks in late June and early July, to 35% to 40% over the last three months.
“The progress we’ve made in reopening parks and driving attendance recovery demonstrates the enduring strength of our regional brands and the loyalty of the guest base in each of our markets,” added Zimmerman. “We remain confident that we will successfully emerge from this challenge a stronger and more profitable company.”
Third-Quarter Results
As previously reported, the Company suspended operations of its parks beginning on March 14, 2020, in response to the spread of COVID-19 and local government mandates, which has had a significant impact on 2020 financial performance thus far. In accordance with local and state guidelines, the Company resumed partial operations this year at seven of its parks on a staggered basis beginning in mid-June through mid-July. Only two parks – Cedar Point and Kings Island – remained open after the Labor Day weekend, operating on weekends through Sunday, Nov. 1, 2020. During the third quarter, Knott’s Berry Farm reopened portions of the park to host themed festivals with limited offerings.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 THIRD QUARTER
Nov. 4, 2020

Due to the effects of the coronavirus pandemic on the Company, results for the third-quarter ended Sept. 27, 2020, include the partial operations of only seven parks and are not directly comparable to results for the 2019 third quarter ended Sept. 29, 2019, which included the full operations of the legacy Cedar Fair parks as well as operations of the two Schlitterbahn water parks acquired on July 1, 2019. With six of the Company’s 13 properties remaining closed in 2020, the third quarter had a total of 314 operating days, compared to 1,035 operating days in the prior-year period.
Net revenues for the third quarter ended Sept. 27, 2020, totaled $87 million versus $715 million for the third quarter of 2019. The decrease in net revenues was the direct result of an 11.9 million-visit decrease in attendance and a $47 million decrease in out-of-park revenues, both shortfalls due to COVID-19-related park closures and operating calendar changes in the current period, as well as soft demand upon reopening.
In-park per capita spending decreased by 5% to $47.29 compared to $49.94 in the third quarter of 2019. In-park per capita spending increases in food, merchandise and games, collectively up 18% in the period, were more than offset by decreases in guest spending on admissions and extra-charge attractions, primarily front-of-the-line Fast Lane products. The decrease in admissions spending was the result of a higher mix of season pass visitation in the quarter (55%) compared to the same period last year (46%). Excluding the impact of season passes, non-season pass admission spending on all other ticket types was up 4% in the quarter.
Fewer operating days, combined with cost-saving measures implemented in response to suspended park operations in the third quarter, led to a decrease in operating costs and expenses in the period. For the third quarter, operating costs and expenses totaled $141 million compared with $369 million for the third quarter of 2019. Depreciation and amortization expense in the quarter was $67 million versus $68 million for the 2019 third quarter. The $16 million loss on impairment of goodwill and other intangibles for the current quarter was triggered by the anticipated impacts of the COVID-19 pandemic and included impairment of goodwill at the Schlitterbahn parks and Dorney Park, and the Schlitterbahn trade name.
After the items noted above, the operating loss for the third quarter totaled $137 million, compared with operating income of $275 million in the third quarter of 2019. The operating loss was the result of the 88% decline in net revenues, offset by a $229 million decrease in operating costs and expenses compared with the third quarter of 2019.
Interest expense for the third quarter was $40 million, up from $28 million in the third quarter of 2019 due to incremental interest incurred on the Company’s 2025 senior notes issued in April 2020, offset somewhat by less interest incurred on term debt. The net effect of the Company’s swaps resulted in a $2 million benefit to earnings during the third quarter of 2020, compared with a $4 million charge to earnings in the same period last year. The difference reflects the change in fair market value movements in the Company’s swap portfolio. During the third quarter of 2020, the Company also recognized a $10 million net benefit to earnings for foreign currency gains and
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 THIRD QUARTER
Nov. 4, 2020

losses related to the U.S.-dollar denominated Canadian notes, compared with a $6 million net charge to earnings for the third quarter of 2019.
During the third quarter of 2020, a benefit for taxes of $30 million was recorded to account for publicly traded partnership taxes and federal, state, local and foreign income taxes compared to a tax provision of $49 million in the third quarter of 2019. The increase in benefit for taxes was attributable to an increase in pretax loss, as well as expected benefits from the Coronavirus Aid, Relief and Economic Security Act.
After the items above, the Company reported a net loss of $136 million, or $2.41 per diluted LP unit, in the 2020 third quarter. This compares with net income of $190 million, or $3.34 per diluted LP unit, for the 2019 third quarter. The 2020 third quarter produced an Adjusted EBITDA loss of $51 million compared with Adjusted EBITDA of $355 million for the same quarter in 2019. The net loss and the Adjusted EBITDA loss in the third quarter are attributable to the COVID-19 disruption on attendance in the period, offset in part by effective cost management. See the attached table for a reconciliation of Net (loss) income to Adjusted EBITDA.
Balance Sheet and Liquidity Update
Despite the ongoing disruption caused by COVID-19, the Company’s season pass base increased by approximately 90,000 units, or 5%, since mid-June and the staggered reopening of seven parks. At the end of the third quarter, deferred revenues totaled $193 million, representing an increase of $44 million, or 30%, from this same time last year. The Company currently has approximately 1.8 million season passes outstanding and valid through the end of the 2021 season.
To provide for incremental liquidity should the pandemic create an extended disruption, the Company recently announced the completion of a private offering of $300 million of 6.500% senior unsecured notes due in 2028. Prior to announcing the $300 million bond offering, the Company also successfully amended its credit facilities to further suspend and revise certain financial covenants by an additional year, and obtained agreement to extend the maturity on $300 million of its revolving credit facilities through Dec. 31, 2023. Under terms of the amendment, the covenant waiver period was extended from the fourth quarter of 2020 to the fourth quarter of 2021, and the covenant modification period was extended by one year through the end of 2022.
“We saw an opportunity while market conditions were attractive to further improve liquidity and provide the Company with additional financial flexibility, actions we view as an insurance policy against the uncertain outlook around the speed to recovery,” said Zimmerman. “We greatly appreciate and value the continued support from our long-tenured bank group and are extremely pleased with the market’s ongoing confidence in our business as demonstrated by the successful notes offering.”
As of Sept. 27, 2020, the Company had cash on hand of $225 million, compared with a balance of $301 million as of June 28, 2020, which represents an average cash burn rate(1) of approximately $25 million per month during the third quarter. Inclusive of net proceeds from the recent notes offering and $359 million of undrawn capacity
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 THIRD QUARTER
Nov. 4, 2020

under its revolving credit facility, the Company would have had total liquidity of $877 million as of the end of the third quarter. Based on this level of liquidity, we have concluded we will have sufficient liquidity to satisfy our obligations and remain in compliance with our debt covenants through the end of 2021.
Outlook
Zimmerman noted the Company is committed to reopening all of its properties for the 2021 season, while adding back many of the immersive events and attractions for which its parks are well known, including this year’s milestone anniversary celebrations the Company chose to postpone at Cedar Point and Knott’s Berry Farm as a result of the pandemic.
“As we look to return our business to some sense of normalcy, we acknowledge visibility around COVID-19 remains poor,” said Zimmerman. “Therefore, our plans for the 2021 season will provide our parks with maximum flexibility to tailor operations and programming as necessary in such a dynamic environment.”
Zimmerman concluded by adding, “Our teams are fully committed to executing upon a strategy for 2021 that taps into what we believe will be meaningful pent-up consumer demand to visit our parks and experience what’s new and improved since their last visit. At the same time, we remain focused on maintaining a disciplined approach around cash outflows, identifying and driving incremental system-wide operating efficiencies, and investing in new capabilities aimed at capitalizing on emerging shifts in consumer behavior and preferences.”
Conference Call
As previously announced, the Company will host a conference call with analysts starting at 10 a.m. ET today, Nov. 4, 2020, to further discuss its recent financial performance. Participants on the call will include Cedar Fair President and CEO Richard Zimmerman, Executive Vice President and CFO Brian Witherow and Corporate Director of Investor Relations Michael Russell.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under the tabs Investor Information / Events & Presentations / Upcoming Events. Those unable to listen to the live webcast can access a recorded version of the call on the Cedar Fair Investors website at https://ir.cedarfair.com under Investor Information / Events and Presentations / Past Events, shortly after the live call’s conclusion.
A replay of the call is also available by phone starting at approximately 1 p.m. ET on Wednesday, Nov. 4, 2020, until 11:59 p.m. ET, Wednesday, Nov. 11, 2020. To access the phone replay, please dial (800) 585-8367 or (416) 621-4642, followed by the Conference ID # 2675935.
About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 THIRD QUARTER
Nov. 4, 2020

happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.
Forward-Looking Statements
Some of the statements contained in this news release that are not historical in nature constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements as to the Company's expectations, beliefs and strategies regarding the future. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors, including the impacts of the COVID-19 pandemic, general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in its reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company's expectations or otherwise to fluctuate or decrease. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, information, circumstances or otherwise that arise after the publication of this document.
(1) Average cash burn rate includes operating expenses, capital expenditures, income tax obligations, and interest payments. The average cash burn rate is net of net revenues generated from the limited operations open in 2020.

This news release and prior releases are available under the News tab at http://ir.cedarfair.com
- more -
(financial tables follow)
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 THIRD QUARTER
Nov. 4, 2020

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Nine months ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net revenues:
Admissions	$33,411	$382,776	$60,728	$645,715
Food, merchandise and games	34,462	224,444	57,269	399,525
Accommodations, extra-charge products and other	19,584	107,292	29,681	172,439
	87,457	714,512	147,678	1,217,679
Costs and expenses:
Cost of food, merchandise, and games revenues	11,638	58,475	20,028	105,932
Operating expenses	100,818	227,625	274,169	503,601
Selling, general and administrative	28,145	83,080	76,681	174,527
Depreciation and amortization	67,436	68,335	127,447	137,828
Loss on impairment / retirement of fixed assets, net	727	1,675	8,530	3,781
Loss on impairment of goodwill and other intangibles	15,818	—	103,999	—
Gain on sale of investment	(11)	—	(11)	(617)
	224,571	439,190	610,843	925,052
Operating (loss) income	(137,114)	275,322	(463,165)	292,627
Interest expense	40,376	27,967	104,341	71,814
Net effect of swaps	(1,558)	3,910	19,780	21,068
Loss on early debt extinguishment	317	—	2,013	—
(Gain) loss on foreign currency	(9,567)	5,608	11,984	(12,533)
Other income	(28)	(933)	(337)	(808)
(Loss) income before taxes	(166,654)	238,770	(600,946)	213,086
(Benefit) provision for taxes	(30,393)	48,815	(116,156)	43,506
Net (loss) income	(136,261)	189,955	(484,790)	169,580
Net (loss) income allocated to general partner	(1)	2	(5)	2
Net (loss) income allocated to limited partners	$(136,260)	$189,953	$(484,785)	$169,578

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	September 27, 2020	September 29, 2019
Cash and cash equivalents	$225,470	$258,116
Total assets	$2,501,518	$2,658,011
Long-term debt, including current maturities:
Term debt	$256,358	$724,864
Notes	2,405,576	1,431,612
	$2,661,934	$2,156,476
Total partners' (deficit) equity	$(551,330)	$42,719
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

CEDAR FAIR REPORTS RESULTS FOR ITS 2020 THIRD QUARTER
Nov. 4, 2020

CEDAR FAIR, L.P.
KEY OPERATIONAL MEASURES
(In thousands, except per capita amounts)

	Three months ended		Nine months ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Attendance	1,306	13,189	2,280	22,864
In-park per capita spending (1)	$47.29	$49.94	$46.49	$48.73
Out-of-park revenues (1)	$29,051	$76,347	$46,705	$140,452
(1)    In-park per capita spending is calculated as revenues generated within our amusement parks and separately gated outdoor water parks along with related tolls and parking revenues (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resort, marina, sponsorship, online transaction fees charged to customers and all other out-of-park operations. A reconciliation of out-of-park revenues to net revenues for the periods presented is as follows:

	Three months ended		Nine months ended
(In thousands)	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
In-park revenues	$61,764	$658,645	$106,008	$1,114,240
Out-of-park revenues	29,051	76,347	46,705	140,452
Concessionaire remittance	(3,358)	(20,480)	(5,035)	(37,013)
Net revenues	$87,457	$714,512	$147,678	$1,217,679

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended		Nine months ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net (loss) income	$(136,261)	$189,955	$(484,790)	$169,580
Interest expense	40,376	27,967	104,341	71,814
Interest income	(25)	(807)	(449)	(1,121)
(Benefit) provision for taxes	(30,393)	48,815	(116,156)	43,506
Depreciation and amortization	67,436	68,335	127,447	137,828
EBITDA	(58,867)	334,265	(369,607)	421,607
Loss on early debt extinguishment	317	—	2,013	—
Net effect of swaps	(1,558)	3,910	19,780	21,068
Non-cash foreign currency (gain) loss	(9,561)	5,617	12,127	(12,528)
Non-cash equity compensation expense	1,618	2,930	(1,842)	8,760
Loss on impairment / retirement of fixed assets, net	727	1,675	8,530	3,781
Loss on impairment of goodwill and other intangibles	15,818	—	103,999	—
Gain on sale of investment	(11)	—	(11)	(617)
Acquisition-related costs	—	6,292	16	7,238
Other (1)	29	499	183	782
Adjusted EBITDA (2)	$(51,488)	$355,188	$(224,812)	$450,091

(1)    Consists of certain costs as defined in the Company's Second Amended 2017 Credit Agreement and prior credit agreements. These items are excluded from the calculation of Adjusted EBITDA and have included certain legal expenses and severance expenses. This balance also includes unrealized gains and losses on short-term investments.
(2)    Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Second Amended 2017 Credit Agreement and prior credit agreements. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233